Exhibit 3.1

ARTICLES OF AMENDMENT OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act)

1. The name of the Corporation is Friedman, Billings, Ramsey Group, Inc. (the “Corporation”).

2. Capitalized terms used in these Articles of Amendment and not otherwise defined shall have the meaning given to such term in the Articles of Incorporation.

3. The amendment adopted is to add a new Section 4.3 after Section 4.2 in the Articles of Incorporation to read as follows:

“Section 4.3. Series A Junior Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series A Junior Preferred Stock” (the “Series A Preferred Stock”) and having a par value of $0.01 per share. The designation and number, and relative rights, preferences and limitations of the Series A Preferred Stock, insofar as not already fixed by any other provisions of these Articles of Incorporation, shall be as follows:

(a) Designation and Amount. The shares of such series shall be designated as Series A Junior Preferred Stock, par value $0.01 per share. The number of shares of Series A Preferred Stock initially constituting such series shall be 100,000; provided, however, that, if more than a total of 100,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of June 5, 2009, between the Corporation and American Stock Transfer & Trust Company LLC, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”), shall direct by resolution or resolutions that Articles of Amendment of the Articles of Incorporation be properly executed and filed with the State Corporation Commission of Virginia providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

(b) Dividends and Distributions.

(i) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A

Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (A) quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year, or such other dates as may be required by Section 4.3(b)(ii) or as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $0.01 per whole share (rounded to the nearest cent), less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (B) since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (B) dividends payable in cash on the Dividend Payment Date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied by the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of non-cash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 10,000; provided, however, that, if at any time after June 5, 2009 (the “Rights Declaration Date”), the Corporation shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the Rights Declaration Date, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then, in each such event, the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series A Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 4.3(b)(i) above immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $0.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

(iii) Dividends will accrue, and be cumulative, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred Stock or the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 30 calendar days prior to the date fixed for the payment thereof.

(c) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i) Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Formula Number then in effect on all matters submitted to a vote of the holders of the Common Stock.

(ii) Except as provided in this Section 4.3(c) or by the VSCA, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single voting group for the election of directors of the Corporation and on all matters submitted to a vote of shareholders of the Corporation.

(iii) If, at the time of any annual meeting of shareholders at which the election of directors is to be considered, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting as a single voting group, to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number then in effect. Until the default in payments of all dividends that permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 4.3(c)(iii) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 4.3(c).

(iv) Except as provided in this Section 4.3(c) or Section 4.3(k) or as otherwise provided by the VSCA, holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

(d) Restrictions.

(i) Whenever dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 4.3(b) above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding have been paid in full, the Corporation will not:

(A) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series A Preferred Stock;

(B) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series A Preferred Stock, except dividends paid ratably on the shares of Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C) redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Corporation; or

(D) redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4.3(d), purchase or otherwise acquire such shares at such time and in such manner; provided, however, the restriction set forth in this Section 4.3(d)(ii) will not apply to FBR Capital Markets Corporation.

(e) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation, and upon the taking of any action required by applicable law, become authorized but unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of a new series of Preferred Stock as permitted by the VSCA.

(f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made to (i) the holders of shares of Junior Stock (either as to dividends or upon liquidation, dissolution or winding up) unless, prior thereto, the holders of shares of Series A Preferred Stock have received an amount equal to sum of the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (A) $0.01 per whole share of Series A Preferred Stock or (B) an aggregate amount per share of Series A Preferred Stock equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of Parity Stock (either as to dividends or upon liquidation, dissolution or winding up), except distributions made ratably on the shares of Series A Preferred Stock and all other such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

(g) Consolidation, Merger, Etc. In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event both this Section 4.3(g) and Section 4.3(b) appear to apply to a transaction, this Section 4.3(g) shall control.

(h) Redemption. The shares of Series A Preferred Stock are not redeemable.

(i) Rank. The Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, if any, unless the Board of Directors of the Corporation shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of any such other series.

(j) Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-ten thousandth (1/10,000) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one-ten thousandth (1/10,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

(k) Amendment. This Section 4.3 shall not hereafter be amended, either directly, indirectly or through a merger, consolidation or other business combination, in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the shares of Series A Preferred Stock adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a single voting group.”

4. The foregoing amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation on June 1, 2009, without shareholder action, which shareholder action was not required in accordance with the Articles of Incorporation and Virginia Stock Corporation Act.

5. Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the foregoing amendment to the Articles of Incorporation shall become effective at 12:01 a.m. on June 5, 2009.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized Chairman of the Board and Chief Executive Officer as of this 4th day of June, 2009.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia corporation

By:	/s/ Eric Billings
Name:	Eric Billings
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Articles of Amendment Designating Series A Junior Preferred Stock]